Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form S-1 of our report dated October 17, 2025 relating to the financial statements of RF Acquisition Corp III appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

New York, NY

January 29, 2026